CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price[1]	Amount of Registration Fee
Reverse Convertible Securities due 2008	$4,684,000	$184.08

STRUCTURED INVESTMENTS	June 2008 Pricing Supplement No. 680 Registration Statement No. 333-131266 Dated June 6, 2008 Filed pursuant to Rule 424(b)(2)
Opportunities in Equities
13% RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund due December 11, 2008
Reverse Convertible Securities
The RevCons offered are senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by this pricing supplement.  At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has decreased to or below the trigger price on any day over the term of the RevCons, a number of shares of the underlying fund equal to the exchange ratio worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. The RevCons do not guarantee any return of principal at maturity. The RevCons are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$4,684,000
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Maturity date:	December 11, 2008
Underlying shares:	Shares of the iShares MSCI Brazil Index Fund
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to or below the trigger price on any trading day up to and including the determination date, (x) a number of shares of the iShares MSCI Brazil Index Fund equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	10.54852, which is the stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Trigger level:	80%
Trigger price:	$75.84 (the trigger price is equal to the product of the trigger level times the initial share price)
Determination date:	December 8, 2008 (three business days before the maturity date)
Coupon:	13% per annum, payable monthly beginning July 11, 2008
Initial share price:	$94.80, the closing price of one share of the underlying shares on the pricing date
Pricing date:	June 6, 2008
Original issue date:	June 11, 2008
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	6174466Y0
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per RevCons	$1,000	$15	$985
Total	$4,684,000	$70,260	$4,613,740
(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for reverse convertible securities (“RevCons”).

The RevCons involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for RevCons dated March 2, 2007
Prospectus dated January 25, 2006

RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

Fact Sheet
The RevCons offered are senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by this pricing supplement.  The RevCons do not guarantee any return of principal at maturity. The RevCons are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  “RevCons” is a service mark of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
June 6, 2008	June 11, 2008 (three business days after the pricing date)	December 11, 2008
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares MSCI Brazil Index Fund
Issue price:	$1,000 per RevCons
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof.
Aggregate principal amount:	$4,684,000
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to or below the trigger price on any trading day up to, and including, the determination date, (x) a number of the underlying shares equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Initial share price:	$94.80, the closing price of one share of the underlying shares on the pricing date.
Determination date:	December 8, 2008 (three business days before the maturity date)
Exchange ratio:	10.54852, which is the stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Exchange factor:
Initially equal to 1.0, but will be adjusted to reflect certain events affecting the underlying shares.  The closing price of the underlying shares and the exchange ratio will be adjusted by the exchange factor.

Coupon:	13% per annum, payable monthly beginning July 11, 2008
Trigger level:	80%
Trigger price:	$75.84 (the trigger price is equal to the product of the trigger level times the initial share price)
Trigger event:	Closing price trigger event
Postponement of maturity date:
If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date.

Market disruption event:
The following provision replaces “Market Disruption Event” in the prospectus supplement for RevCons in its entirety.
“market disruption event” means, with respect to the underlying shares, the occurrence or existence of any of the following events, as determined by the calculation agent in its sole discretion:
(i)    the occurrence or existence of a suspension, absence or material limitation of trading of the underlying shares on the primary market for the underlying shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying shares as a result of which the reported trading prices for the underlying shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the underlying shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market;
(ii)    the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the MSCI Brazil Index on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchanges; or
(iii)   the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the MSCI Brazil Index or the underlying shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and
(iv)   a determination by the calculation agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the RevCons.

June 2008	Page 2

RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the MSCI Brazil Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the MSCI Brazil Index shall be based on a comparison of (x) the portion of the level of the MSCI Brazil Index attributable to that security relative to (y) the overall level of the MSCI Brazil Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the underlying shares, will not constitute a market disruption event,  (3) a suspension of trading in futures or options contracts on the MSCI Brazil Index or the underlying shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSCI Brazil Index or the underlying shares and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the MSCI Brazil Index or the underlying shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the underlying shares and/or the MSCI Brazil Index; alteration of method of calculation:
If the iShares MSCI Brazil Index Fund is liquidated or otherwise terminated (a “liquidation event”), the closing price of the underlying shares on any trading day following the liquidation event will be determined by the calculation agent and will be deemed to equal the product of (i) the closing value of the MSCI Brazil Index (or any successor index, as described below) on such trading day (taking into account any material changes in the method of calculating the MSCI Brazil Index following such liquidation event) times (ii) a fraction, the numerator of which is the closing price of the underlying shares and the denominator of which is the closing value of the MSCI Brazil Index (or any successor index, as described below), each determined as of the last day prior to the occurrence of the liquidation event on which a closing price of the underlying shares was available.

If, following a liquidation event, MSCI Inc., the index publisher of the MSCI Brazil Index, discontinues publication of the MSCI Brazil Index and the index publisher of the MSCI Brazil Index or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued MSCI Brazil Index (such index being referred to herein as a “successor index”), then any subsequent closing price on any trading day, following a liquidation event will be determined by reference to the published value of such successor index at the regular weekday close of trading on such trading day.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the Depository Trust Company (“DTC”), as holder of the RevCons, within three trading days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the RevCons, in accordance with the standard rules and procedures of the DTC and its direct and indirect participants.

If the index publisher of the MSCI Brazil Index discontinues publication of the MSCI Brazil Index prior to, and such discontinuance is continuing on, any trading day, the determination date or on the date of acceleration following a liquidation event and MS & Co., as the calculation agent, determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the closing price of the underlying shares for such date.  The closing price will be computed by the calculation agent in accordance with the formula for calculating the MSCI Brazil Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently composing the MSCI Brazil Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Brazil Index may adversely affect the value of the RevCons.

Relevant exchange:	The primary exchange or market of trading for any security (or any combination thereof) then included in the MSCI Brazil Index or any successor index.
Antidilution adjustments:
The following provision replaces “Antidilution Adjustments” in the prospectus supplement for RevCons in its entirety.

If the underlying shares are subject to a stock split or reverse stock split, then once such split has become effective, the exchange factor will be adjusted to equal the product of the prior exchange factor and the number of shares issued in such stock split or reverse stock split with respect to one underlying share.

June 2008	Page 3

RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

No adjustment to the exchange factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the exchange factor then in effect.  The exchange factor so adjusted will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.

Risk factors:	Please see “Risk Factors” on page 8.

General Information
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	6174466Y0
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with the issuer to treat a RevCons as a unit consisting of (i) a put right written by you to the issuer, that if exercised, requires you to pay the issuer an amount equal to the deposit (as described below) in exchange for underlying shares (and cash in lieu of fractional shares), or at the issuer’s option, the cash value of such underlying shares and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the put right.  We have determined that the yield on the deposit is 2.9206% per annum, compounded monthly, and that the remainder of the coupons on the RevCons is attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons  — RevCons with a Term of More Than One Year.”

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of investing in the RevCons.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character of income or loss (including whether the put premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the RevCons.  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury, or Congress, we may decide to withhold on payments made with respect to the RevCons, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons and consult their tax advisers regarding the U.S. federal income tax consequences of investing in the RevCons as well as the notice described above and its potential implications for an investment in the RevCons.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

June 2008	Page 4

RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.
On, or prior to, the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the RevCons  by taking positions in the underlying shares and in options contracts on the underlying shares listed on major securities markets.  Such purchase activity could have increased the price of the underlying shares, and, accordingly, potentially have increased the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying shares must close over the term of the RevCons, and on the determination date, before you would receive for each RevCons at maturity an amount of cash or underlying shares worth as much as the stated principal amount of the RevCons.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.

ERISA:	See “ERISA” in the prospectus supplement for RevCons.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the RevCons.  We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

June 2008	Page 5

RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1
The closing price of the underlying shares never falls to or below the trigger price during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying shares, even if the closing price of the underlying shares is above the initial share price on the determination date.

Payment Scenario 2
The closing price of the underlying shares falls to or below the trigger price during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, RevCons redeem for underlying shares (or, at our option, the cash value of the underlying shares) worth substantially less than the stated principal amount of the RevCons based on the closing price of the underlying shares on the determination date.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a six month term) for a range of hypothetical closing prices for hypothetical underlying shares on a hypothetical determination date, depending on whether the closing price of the underlying shares on the determination date is less than the initial share price and whether, during the term of the RevCons, the closing price of the underlying shares has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following hypothetical values:

▪	Stated principal amount (per RevCons):	$1,000
▪	Initial share price:	$100 (the closing price of one share of the hypothetical underlying shares on the pricing date)
▪	Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial share price)
▪	Trigger price:	$80 (80% of the initial share price)
▪	Coupon per annum:	12%

TABLE 1:  At maturity, unless the closing price of the hypothetical underlying shares on the determination date is less than the initial share price and the closing price of the hypothetical underlying shares has decreased to or below the trigger price on any trading day from and including the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash.  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six month term) on a $1,000 investment in the RevCons on the basis that the closing price of the hypothetical underlying shares has not decreased to or below the hypothetical trigger price of $80.

Hypothetical underlying shares closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$81.00	$1,000	$60	$1,060
$90.00	$1,000	$60	$1,060
$100.00	$1,000	$60	$1,060
$120.00	$1,000	$60	$1,060
$140.00	$1,000	$60	$1,060
$160.00	$1,000	$60	$1,060

June 2008	Page 6

RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six month term) on a $1,000 investment in the RevCons if the closing price of the hypothetical underlying shares has decreased to or below the hypothetical trigger price of $80 on any trading day from and including the pricing date to and including the determination date.   In each of these examples, where the closing price of the hypothetical underlying shares on the determination date is less than the initial share price, the payment at maturity would be made by delivery of the hypothetical underlying shares, or at our option, the cash value of the hypothetical underlying shares as of the determination date.  In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying shares closing price on determination date	Value of hypothetical underlying shares or cash delivered at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$0.00	$0	$60	$60
$25.00	$250	$60	$310
$50.00	$500	$60	$560
$80.00	$800	$60	$860
$91.00	$910	$60	$970
$100.00	$1,000	$60	$1,060
$125.00	$1,000	$60	$1,060
$150.00	$1,000	$60	$1,060

Because the closing price of the underlying shares may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying shares falls to or below the trigger price from and including the pricing date to and including the determination date and (b) the closing price of the underlying shares on the determination date.

June 2008	Page 7

RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

Risk Factors

The RevCons offered by this pricing supplement are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the RevCons.  Accordingly, investors should consult with their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of the RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

▪
No guaranteed return of principal.  The payment to investors at maturity will either be (i) cash equal to the stated principal amount of each RevCons or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has decreased to or below the trigger price over the term of the RevCons, a number of underlying shares, or, at our option, the cash value of the shares as of the determination date.  If investors receive the underlying shares at maturity in exchange for each RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of each RevCons and could be zero.

▪
Investors will not participate in any appreciation in the price of the underlying shares.  Investors will not participate in any appreciation in the price of the underlying shares, and the return on the RevCons will be limited to the interest payable on the RevCons.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the closing price of the underlying shares on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the underlying shares has decreased to or below the trigger price on any trading day, the volatility of the underlying shares, the dividend rate on the stocks composing the MSCI Brazil Index, changes in the Brazilian real / U.S. dollar exchange rate, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, the issuer’s creditworthiness and the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the exchange ratio.

▪
Market price influenced by inclusion of commissions and projected profit from hedging activities.  The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging the issuer’s obligations under the RevCons.

▪
Maturity date of the RevCons may be accelerated. The maturity of the RevCons will be accelerated if (i) the closing price of the underlying shares (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

▪
Not equivalent to investing in the underlying shares.  Investing in the RevCons is not equivalent to investing in the underlying shares or the stocks composing the MSCI Brazil Index.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares MSCI Brazil Index Fund or the stocks composing the MSCI Brazil Index.

▪
The underlying shares and the MSCI Brazil Index are different.  The performance of the shares of the iShares MSCI Brazil Index Fund may not exactly replicate the performance of the MSCI Brazil Index because the iShares MSCI Brazil Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Brazil Index.  It is also possible that the iShares MSCI Brazil Index Fund may not fully

June 2008	Page 8

RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

replicate or may in certain circumstances diverge significantly from the performance of the MSCI Brazil Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  In order to provide flexibility to comply with United States tax and other regulatory requirements as well as to respond to changes in the MSCI Brazil Index, Barclays Global Fund Advisors, which we refer to as BGFA, may invest  a portion of the iShares® MSCI Brazil Index Fund’s assets in securities other than those included in the MSCI Brazil Index.  The iShares® MSCI Brazil Index Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the MSCI Brazil Index and in managing cash flows.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain events affecting the underlying shares, there may be other events for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of the underlying shares payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
Adjustments to the underlying shares or to the MSCI Brazil Index could adversely affect the value of the RevCons.  BGFA is the investment adviser to the iShares® MSCI Brazil Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Brazil Index.  MSCI can add, delete or substitute the stocks underlying the MSCI Brazil Index or make other methodological changes that could change the value of the MSCI Brazil Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the RevCons.

MSCI and MS & Co., the calculation agent, are each our subsidiaries.  Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.  MS & Co. and MSCI are under no obligation to consider your interests as an investor in the RevCons and will not do so.  Any actions or judgments by MSCI or MS & Co. could adversely affect the share price and, consequently, the value of the RevCons.

▪
There are risks associated with investments in securities linked to the value of emerging markets equity securities.  The stocks included in the MSCI Brazil Markets Index and that are generally tracked by the underlying shares have been issued by Brazilian companies.  Investments in securities linked to the value of equity securities issued in Brazil involve risks associated with the securities markets in Brazil, including risks of volatility in Brazilian markets, intervention in Brazilian markets by the government of Brazil and cross-shareholdings in Brazilian companies.  Also, there is generally less publicly available information about Brazilian companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and Brazilian companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in Brazilian markets may be affected by political, economic, financial and social factors in Brazil, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Moreover, the Brazilian economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

In 1999 Brazil experienced a currency crisis and a significant devaluation of its currency.  If Brazil were to experience another such significant devaluation, it would have a significant negative impact on the Brazilian equities markets which are generally tracked by the MSCI Brazil Index and the underlying shares.  We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have significant negative effects on the value of the RevCons.

▪
The price of the shares of the iShares MSCI Brazil Index Fund are subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI Brazil Index Fund, holders of the RevCons will be exposed to currency exchange rate risk with respect to the Brazilian real.  If the Brazilian real would weaken relative to the U.S. dollar, the price of the underlying shares will be adversely affected and the payment at maturity on the RevCons may be reduced.

June 2008	Page 9

RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in Brazil and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance.

The currency of Brazil in 1999 suffered a currency crisis and significant devaluation.  We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have significant negative effects on the value of the RevCons.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain. There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the RevCons.  If the IRS were successful in asserting an alternative characterization or treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the accompanying prospectus supplement for RevCons.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character of income or loss (including whether the put premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the RevCons.  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury, or Congress, we may decide to withhold on payments made with respect to the RevCons, and we will not be required to pay any additional amounts with respect to amounts withheld.

Other Risk Factors

▪
Secondary trading may be limited.  The RevCons will not be listed on any securities exchange and there may be little or no secondary market for the RevCons.  You should be willing to hold your RevCons to maturity.

▪
No affiliation with the iShares MSCI Brazil Index Fund. The iShares MSCI Brazil Index Fund is not an affiliate of the issuer, is not involved with this offering in any way, and has no obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to the iShares MSCI Brazil Index Fund in connection with this offering.

▪
Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons. The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of the issuer that will carry out hedging activities related to the RevCons or that trade the underlying shares on a regular basis are potentially adverse to your interests as an investor in the RevCons.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the RevCons could adversely affect the price of the underlying shares on the pricing date and at maturity and, as

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RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

a result, could decrease the amount you may receive on the RevCons at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have potentially affected the price of the underlying shares and, accordingly, increased the initial share price used to calculate the trigger price and, therefore, potentially have raised the trigger price relative to the price of the underlying shares absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying shares decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or underlying shares (or the cash value thereof) at maturity.  Furthermore, if the closing price of the underlying shares has decreased to or below the trigger price such that you will receive underlying shares at maturity, or at our option, the cash value of those shares, the issuer’s trading activities prior to or at maturity could adversely affect the value of those underlying shares.

▪
Morgan Stanley may engage in business with or involving the iShares MSCI Brazil Index Fund without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with the iShares MSCI Brazil Index Fund without regard to your interests, and thus may acquire non-public information about the iShares MSCI Brazil Index Fund.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to the iShares MSCI Brazil Index Fund, which may or may not recommend that investors buy or hold the underlying shares.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-8 of the prospectus supplement for RevCons.  The issuer also urges you to consult with your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

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RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

Information about the Underlying Shares

The iShares® MSCI Brazil Index Fund. The iShares® MSCI Brazil Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Brazil Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the RevCons offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the RevCons) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the RevCons and therefore the trading prices of the RevCons.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the RevCons under the securities laws.  As a prospective purchaser of the RevCons, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

The MSCI Brazil Index. The MSCI Brazil Index is calculated and disseminated by MSCI Inc., and is designed to provide an effective representation of the equities market of Brazil.  See “Annex A—The MSCI Brazil Index” in this pricing supplement.

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RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

Historical Information

Historical Information.  The following table sets forth the published high and low closing prices for the underlying shares for 2005, 2006, 2007 and 2008 through June 6, 2008.  The associated graph shows the closing prices for the underlying shares for each day from June 6, 2005 to June 6, 2008.  The issuer obtained the prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

iShares MSCI Brazil Index Fund (CUSIP 464286400)	High	Low	Period End
2005
First Quarter	25.54	19.80	22.78
Second Quarter	25.02	21.17	24.82
Third Quarter	33.45	23.65	33.32
Fourth Quarter	36.02	29.02	33.37
2006
First Quarter	43.14	34.83	39.95
Second Quarter	46.98	31.92	39.12
Third Quarter	40.88	36.11	38.47
Fourth Quarter	46.85	38.09	46.85
2007
First Quarter	49.32	42.70	49.22
Second Quarter	62.92	49.58	61.42
Third Quarter	74.58	51.28	73.55
Fourth Quarter	86.15	72.50	80.70
2008
First Quarter	88.23	69.26	77.03
Second Quarter (through June 6, 2008)	100.47	79.88	94.80

Shares of the iShares MSCI Brazil Index Fund Daily Closing Prices June 6, 2005 to June 6, 2008

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RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

Currency Exchange Information

The following table sets forth the high, low and period-ending U.S. dollar/Brazilian real exchange rates for each quarter from January 1, 2005 through June 6, 2008.  The associated graph sets forth the currency’s currency performance relative to the U.S. dollar for each day from June 6, 2005 through June 6, 2008.  We obtained the exchange rates listed below from Bloomberg Financial Markets and we believe such information to be accurate.  The historical exchange rates for the Brazilian real should not be taken as an indication of future performance.

Brazilian real (BRL/USD)	High	Low	Period End
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.2000	2.1310	2.1355
2007
First Quarter	2.1520	2.0395	2.0590
Second Quarter	2.0475	1.9025	1.9291
Third Quarter	2.0562	1.8330	1.8330
Fourth Quarter	1.8484	1.7355	1.7790
2008
First Quarter	1.8335	1.6625	1.7597
Second Quarter (through June 6, 2008)	1.7399	1.6252	1.6335

Brazilian real (BRL/USD) June 6, 2005 to June 6, 2008

The exchange rates between the Brazilian real and the U.S. dollar are at any moment a result of the supply and demand for the two currencies, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Brazil and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Brazil, the United States and other jurisdictions important to international trade and finance.

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RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for RevCons) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for RevCons and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for RevCons if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for RevCons dated March 2, 2007
Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement for RevCons or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“RevCons” is a service mark of Morgan Stanley.

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RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

Annex A

The MSCI Brazil IndexSM

The MSCI Brazil IndexSM is a stock index owned, calculated, and published by MSCI, a majority-owned subsidiary of Morgan Stanley.  See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.

Morgan Stanley obtained all information contained in this pricing supplement regarding the MSCI Brazil Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, MSCI.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Brazil Index.

The MSCI Brazil Index is a free float adjusted market capitalization index of securities listed on the Sao Paulo Stock Exchange. MSCI targets an 85% free float adjusted market representation level within each industry group in Brazil.

Selection Criteria

The security selection process within each industry group is based on analysis of the following:  i) Each company’s business activities and the diversification that its securities would bring to the index.  ii) All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. Securities that do not meet the minimum size guidelines are not considered for inclusion.  iii) MSCI targets for inclusion the most liquid securities in an industry group.  MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the MSCI Brazil Index but considers each stock’s relative standing within Brazil and between cycles.  Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the MSCI Brazil Index.

Index Calculation

The MSCI Brazil Index is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the MSCI Brazil Index on the prior day divided by the free float market capitalization level of each share in the MSCI Index on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not the denominator.

Maintenance of the MSCI Brazil Index

There are three broad categories of MSCI Brazil Index maintenance: an annual full country index review that reassesses the various dimensions of the equity universe in Brazil; quarterly index reviews, aimed at promptly reflecting other significant market events; and ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley.  MSCI is responsible for the MSCI Brazil Index and the guidelines and policies governing its composition and calculation.  Although judgments, policies and determinations concerning the MSCI Brazil Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE REVCONS, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI BRAZIL INDEX.  THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI BRAZIL INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI BRAZIL INDEX.  FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI

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RevConsSM
Based on the Shares of the iShares® MSCI Brazil Index Fund Due December 11, 2008

BRAZIL INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI BRAZIL INDEX.  IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI BRAZIL INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT.  ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE REVCONS.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the RevCons to restrict the use of information relating to the calculation of the MSCI Brazil Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the component securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI Brazil Index.

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